Exhibit 10.2

ASSIGNMENT AND ASSUMPTION OF LEASE AND

THIRD AMENDMENT TO LEASE

This Assignment and Assumption of Lease and Third Amendment to Lease (“Agreement”) is entered into, and dated for reference purposes, as of January 29, 2010 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“MetLife”), MAXYGEN, INC., a Delaware corporation (“Maxygen”), and PERSEID THERAPEUTICS LLC, a Delaware limited liability company (“Perseid”), with reference to the following facts (“Recitals”):

A. MetLife and Maxygen are the current parties to that certain Lease dated as of December, 2004, as amended by that certain First Amendment to Lease dated as of August 24, 2006, and by that certain Second Amendment to Lease (the “Second Amendment”) dated as of February 6, 2009, and as modified by the Perseid Sublease Consent, as defined in Recital B below (collectively, the “Existing Lease”), for certain Premises described therein currently containing an agreed 25,814 square feet of Rentable Area and commonly known as the entire building known as 301 Galveston Drive, Redwood City, California, all as more particularly described in the Existing Lease.

B. Maxygen and Perseid entered into that certain 301 Galveston Space Sharing Agreement dated as of September 18, 2009 (the “Perseid Space Sharing Agreement”) pursuant to which Perseid subleased a portion of the Premises as more particularly described therein. Landlord consented to the Perseid Space Sharing Agreement pursuant to that certain Consent to Sublease dated September 22, 2009 executed by MetLife, Maxygen and Perseid (the “Perseid Sublease Consent”).

C. The Expiration Date under the Existing Lease is currently February 28, 2010. MetLife, Maxygen and Perseid desire to consummate all of the following concurrently as of the Execution Date, in the following order and in strict accordance with all of the other terms and conditions of this Agreement: (i) the Perseid Space Sharing Agreement shall be terminated; (ii) Maxygen shall assign to Perseid all of Maxygen’s rights under the Existing Lease, Perseid shall accept such assignment and assume all of Maxygen’s obligations under the Lease, and MetLife shall consent to such assignment; (iii) Perseid shall sublease to Maxygen a portion of the Premises pursuant to a sublease substantially in the form attached hereto as Exhibit C (the “Maxygen Sublease”), and MetLife shall consent to the Maxygen Sublease; and (iv) Perseid and MetLife, but not Maxygen, shall extend the current Expiration Date and provide for other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Scope of Agreement; Defined Terms. Except as expressly provided in this Agreement, the Existing Lease shall remain in full force and effect and is hereby ratified and confirmed. Should any inconsistency arise between this Agreement and the Existing Lease as to the specific matters which are the subject of this Agreement, the terms and conditions of this Agreement shall control. The term “Lease” as used herein and in the Existing Lease shall refer to the Existing Lease as modified by this Agreement, except as expressly provided in this Agreement. All capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

ARTICLE 1 - ASSIGNMENT

1.1 Termination of Perseid Space Sharing Agreement. Each of Landlord, Maxygen and Perseid acknowledge and agree that, effective as of the Execution Date and expressly conditioned upon the following assignment of the Lease to Perseid, the Perseid Space Sharing Agreement shall terminate and be of no further force and effect.

1.2 Assignment. Effective as of the Execution Date, Maxygen hereby transfers, assigns and conveys to Perseid, and Perseid hereby accepts from Maxygen, all of Maxygen’s right, title and interest in, under and to the Existing Lease (including, without limitation, any Security Deposit, Rent Adjustment Deposit or other deposit or security thereunder), subject to the limitations and reservations contained herein. Effective as of the Execution Date, Perseid accepts such assignment and assumes and agrees to keep, perform and fulfill, as a direct obligation to Landlord, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the “Tenant” under the Existing Lease from and after the Execution Date.

1.3 Landlord Consent to Assignment. The Existing Lease, as modified by all of the provisions of this Article 1, shall be referred to herein as the “Assigned Lease.” The transaction pursuant to Section 1.2 above, as modified by all of the provisions of this Article 1, shall be referred to herein as the “Assignment.” Landlord hereby grants consent to the Assignment and agrees that Perseid shall enjoy all of the same rights and be subject to the same obligations under the Assigned Lease as Maxygen enjoyed and was subject immediately prior to such assignment, subject only to the provisions of this Agreement, upon the following express terms and conditions:

                (a) The Assignment is and shall remain at all times subject and subordinate to the Assigned Lease and to all of its terms, covenants, conditions, provisions and assignments.

(b) Perseid hereby assumes and agrees in favor of Landlord to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of the Assigned Lease applicable to Tenant from and after the Execution Date.

(c) Neither the Assignment nor this Article 1 shall in any way whatsoever:

(1) Release or discharge Maxygen or any other person from any liability, whether past, present or future, under the Assigned Lease.

(2) Operate as an approval by, or otherwise bind Landlord to or for any of the specific terms, covenants, conditions, provisions or agreements of the Assignment and Landlord shall not be bound thereby.

(3) Be construed to modify, waive or affect any of the terms, covenants, conditions, provisions or agreements of the Assigned Lease, or to waive any breach thereof, or to waive, reduce or derogate from any rights of Landlord thereunder, or to create, expand or increase any obligations or liabilities of Landlord thereunder.

(4) Be construed as a consent by Landlord to any further assignment of the Assigned Lease or any interest therein whether by Tenant or by Perseid or to any sublease by Tenant of the Assigned Lease or any sublease by Perseid, whether or not the Assignment purports to permit the same.

(d) Maxygen shall not be released from any liability under the Assigned Lease because of Landlord’s failure to give Maxygen notice of default or any other notice under or in respect of any of the terms, covenants, conditions, provisions or agreements of the Assigned Lease.

(e) Each of Maxygen and Perseid shall be and continue to be liable for the payment of (1) all bills rendered by Landlord for charges incurred by Perseid for services and materials supplied to the Premises beyond that which is required by the terms of the Assigned Lease, and (2) any additional costs incurred by Landlord for maintenance and repair of the Premises as a result of Perseid’s (rather than Maxygen’s) occupying the Premises (including but not limited to any excess cost to Landlord of services furnished to or for the Premises resulting from the extent to which Perseid uses them for purposes other then as set forth in the Assigned Lease) which are required to be reimbursed to Landlord under the Assigned Lease. Pursuant to Section 3.1 of this Agreement, Maxygen’s liability under this Section 1.3(e) shall not apply to the extent any such charge or cost incurred is attributable only to periods from and after the Third Extension Commencement Date (as defined in Section 3.2(b) below).

(f) Without limiting the generality of Section 1.3(c) above, and notwithstanding that Landlord will accept rent payments and performance of the Assigned Lease obligations from Perseid, Maxygen hereby agrees that, following the Assignment, Maxygen shall remain fully liable for all payments of rent and other sums owing to Landlord under the Assigned Lease and for performance of all other obligations of Tenant under the Assigned Lease, whether accruing before or after the date of Assignment. Pursuant to Section 3.1 of this Agreement, Maxygen’s liability under this Section 1.3(f) shall not apply to the extent any such payment or performance is attributable only to periods from and after the Third Extension Commencement Date.

(g) In the event of any failure by Perseid to make any payments or perform any obligations required to be made or performed by Tenant under the Assigned Lease, then, in addition to all remedies against Perseid as are provided in the Assigned Lease, Landlord shall have all remedies against Maxygen, as are provided in the Assigned Lease in the same manner as if the Assignment had not been entered into. Pursuant to Section 3.1 of this Agreement, Maxygen’s liability under this Section 1.3(g) shall not apply to the extent any such failure by Perseid is attributable only to periods from and after the Third Extension Commencement Date.

(h) It is further agreed that Landlord shall not be:

(1) Liable to Perseid or any other person for any act or omission of Maxygen; or

(2) Obligated to cure any defaults of Landlord that occurred prior to the time that the Assigned Lease was assigned to Perseid other than defaults of a continuing nature, such as repair and maintenance obligations; or

(3) Subject to assertion by or in favor of Perseid of any offsets or defenses which Maxygen may be entitled to assert against Landlord; or

(4) Bound by any advance payment of rent or other consideration made by Perseid to Maxygen unless and until Landlord has actually received the full amount of such payment; or

(5) Bound by any amendment or modification of the Assignment made without the written consent of Landlord; or

(6) Liable to Maxygen with respect to any retention, application and/or return to or for the benefit of Perseid of any Security Deposit, Rent Adjustment Deposit or other deposit or security under the Assigned Lease; provided, however, that the foregoing shall not release Landlord from any obligation to return the Security Deposit to Perseid pursuant to the Assigned Lease.

(i) This Article 1 is not assignable, nor shall this Article 1 constitute consent to any amendment, modification, extension or renewal of the Assigned Lease, without Landlord’s prior written consent.

(j) The exercise by Landlord of any remedy against Perseid shall not preclude Landlord’s exercise of the same or other remedies against Maxygen at the same or different times, and the exercise by Landlord of any remedy against Maxygen shall not preclude Landlord’s exercise of the same or other remedies against Perseid at the same or different times. Any delay or failure by Landlord to exercise any remedy against Perseid or any failure to give notice of default to Perseid shall not preclude Landlord’s exercise of any remedy against Maxygen. Any delay or failure by Landlord to exercise any remedy against Maxygen or any failure to give notice of default to Maxygen shall not preclude Landlord’s exercise of any remedy against Perseid.

(k) Subject to Section 3.12 of this Agreement, each of Maxygen and Perseid covenants and agrees that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Assignment and hereby indemnifies and agrees to protect, defend and hold Landlord harmless against same and against all liability, loss, damage, cost or expense (including but not limited to counsel fees) in connection with any claim for such brokerage commission.

(l) Each of Maxygen and Perseid acknowledges and agrees that Landlord’s consent hereto is not a consent to any improvement, alteration or other work being performed in the demised premises, and that Landlord’s consent must be separately sought therefor and will not necessarily be given, and that if such consent is given, the same will be subject to the requirements of Article 9 and all other applicable provisions of the Assigned Lease.

ARTICLE 2 - MAXYGEN SUBLEASE

Effective as of the Execution Date, Perseid has subleased to Maxygen a portion of the Premises (the “Subleased Premises”) as more particularly described in and pursuant to the Maxygen Sublease. The Assigned Lease, as modified by all of the provisions of this Article 2, shall be referred to in this Article 2 as the “Prime Lease.” The Maxygen Sublease, as modified by all of the provisions of this Article 2, shall be referred to in this Article 2 as the “Sublease.” Perseid shall be referred to in this Article 2 as “Prime Tenant” and Maxygen shall be referred to in this Article 2 as “Subtenant.” Landlord hereby grants consent to the Sublease upon the following express terms, covenants and conditions:

2.1 The Sublease is and shall remain at all times subject and subordinate to the Prime Lease and to all of its terms, covenants, conditions, provisions and agreements.

2.2 Except for Monthly Base Rent, Rent Adjustment Deposits and Rent Adjustments payable by Prime Tenant under the Prime Lease, Subtenant hereby assumes and agrees to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of the Prime Lease to the extent applicable to the Subleased Premises for the period covered by the Sublease.

2.3 Neither the Sublease nor this Article 2 shall in any respect whatsoever:

(a) Release or discharge Prime Tenant or any other person from any liability, whether past, present or future, under the Prime Lease.

(b) Operate as an approval by, or otherwise bind, Landlord to or for any of the specific terms, covenants, conditions, provisions or agreements of the Sublease.

(c) Be construed to modify, waive or affect any of the terms, covenants, conditions, provisions or agreements of the Prime Lease, or to waive any breach thereof, or to waive, reduce or derogate from any rights of Landlord thereunder, or to create, expand or increase any obligations or liabilities of Landlord thereunder.

(d) Be construed as a consent by Landlord to any further subletting of any part of the Premises, to any assignment of the Prime Lease or any interest therein or to any assignment of the Sublease or any interest therein, whether by Prime Tenant, Subtenant or any other person and whether or not the Sublease purports to permit the same. Without limiting the generality of the foregoing, Prime Tenant and Subtenant hereby agree that (i) Subtenant shall have no right whatsoever to assign, mortgage or encumber the Sublease or any interest therein, to sublet any portion of the Premises or to permit any portion of the Premises to be used or occupied by any other party; and (ii) an assignment by operation of law or a transfer of control of Subtenant (including, without limitation, any transfer of a managing or controlling interest of the stock or any other equity ownership interest of Subtenant) shall be deemed to be a prohibited assignment hereunder; provided, however, that Landlord hereby consents to (and agrees that Landlord shall have no right to recapture the Premises as a result of) any assignment or sublease by Subtenant (A) in favor of an entity which qualifies as a “Tenant Affiliate” (as defined in the Prime Lease) with respect to Subtenant and which executes a form of Consent to Sublease prepared by Landlord substantially similar to this Article 2, and (B) which otherwise complies with the provisions of Article 10 of the Prime Lease with respect to Subtenant.

2.4 Prime Tenant shall not be released from any liability under the Prime Lease because of Landlord’s failure to give notice of default or any other notice under or in respect of any of the terms, covenants, conditions, provisions or agreements of the Prime Lease.

        2.5 Prime Tenant hereby immediately, irrevocably and absolutely assigns to Landlord all rent and other payments due from Subtenant under the Sublease; provided, however, that Prime Tenant shall have a license to collect such rent and other payments until the occurrence of an event of Default under any of the provisions of the Prime Lease. At any time, Landlord shall have the right to give notice to Subtenant of any such event and at all times thereafter Subtenant shall pay rent and other payments due from Subtenant under the Sublease directly to Landlord (all of which payments shall be credited to Subtenant as duly made under the Sublease). Landlord shall credit Prime Tenant with any rent received by Landlord under any such notice but the acceptance of any payment from Subtenant as the result of any such notice shall in no manner whatsoever serve to release Prime Tenant, Subtenant or any other person from any liability under the terms, covenants, conditions, provisions or agreements under the Prime Lease. No such payment of rent or any other amount by Subtenant directly to Landlord, or acceptance of any such payment by Landlord, regardless of the circumstances or reasons therefor, shall in any manner whatsoever be deemed an attornment by Subtenant to Landlord in the absence of either a specific written agreement signed by Landlord to such an effect or written notice from Landlord to Subtenant pursuant to Section 2.7 below.

2.6 Each of Prime Tenant and Subtenant shall be and continue to be liable to Landlord for the payment, in accordance with the terms of the Prime Lease, of (a) all bills rendered by Landlord for charges incurred by Subtenant for services and materials supplied to the Subleased Premises, including, without limitation, any services and materials supplied beyond that which is required by the terms of the Prime Lease; and (b) any additional costs incurred by Landlord for maintenance and repair of the Premises as the result of Subtenant’s (as opposed to Prime Tenant’s) occupying the Premises (including, without limitation, any excess cost to Landlord of services furnished to or for the Premises resulting from the extent to which Subtenant uses them for purposes other than as set forth in the Prime Lease) which are required to be reimbursed to Landlord under the Prime Lease.

2.7 The term of the Sublease shall expire and come to an end, regardless of any provision of the Sublease to the contrary, upon the earlier of (a) its natural expiration date or any premature termination date thereof; or (b) concurrently with any premature termination or natural expiration of the Prime Lease (whether by consent or other right, now or hereafter agreed to by Landlord or Prime Tenant, or by operation of law or at Landlord’s option in the event of Default by Prime Tenant). Notwithstanding the foregoing, in the event that the Term (as defined in the Prime Lease) of the Prime Lease should expire or terminate prior to the term of the Sublease, it is agreed that, at the option of Landlord, which option shall be exercisable by written notice to Subtenant prior to or contemporaneously with such termination, Subtenant shall be bound to Landlord under the terms, covenants and conditions of the Sublease as provided in Section 2.8 below, for the remaining balance of the natural term of the Sublease (as opposed to early termination) thereof, with the same force and effect as if Landlord were the sublessor under such Sublease, and Subtenant does hereby agree to attorn to Landlord as its landlord, such attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties to this Article 2, immediately upon Landlord’s exercise of the aforementioned option.

2.8 In the event Landlord exercises its option of attornment as provided in Section 2.7 above, Subtenant agrees to at all times thereafter observe and perform each of the terms, covenants and conditions of the Sublease that Landlord designates be observed and performed, and such other terms, covenants and conditions to which the parties may agree, and Prime Tenant and Subtenant further agree that in no event shall Landlord be:

(a) Liable for any act or omission of any prior sublessor, including Prime Tenant.

(b) Obligated to cure any defaults of any prior sublessor, including Prime Tenant, which occurred prior to the time that Landlord succeeded to the interest of landlord under the Sublease.

(c) Subject to any offsets or defenses which Subtenant may be entitled to assert against any prior sublessor, including Prime Tenant.

(d) Bound by any payment of rent or additional rent by Subtenant to any prior sublessor, including Prime Tenant, for more than one month in advance.

(e) Bound by any amendment or modification of the Sublease made without the written consent of Landlord, except as set forth in Section 2.15 below.

(f) Liable or responsible for or with respect to the retention, application or return to Subtenant of any security deposit paid to any prior sublessor, including Prime Tenant, whether or not still held by such prior sublessor, unless and until Landlord has actually received for its own account as sublessor the full amount of such security deposit.

2.9 This Article 2 is not assignable and shall not constitute consent to any amendment, modification, extension or renewal of the Sublease. Excluding only the Options to Extend granted pursuant to Section 3.11 of this Agreement, which are personal to Perseid (except as set forth in Section 3.11(h) below), all options and other rights, if any, to extend or renew the term of the Prime Lease beyond its current expiration date, to expand the Premises or to negotiate for any such extension, renewal or expansion, all termination options and all other options or rights which by their terms under the Prime Lease are not transferable, are hereby terminated and of no further force or effect in any respect whatsoever.

2.10 Each of Prime Tenant and Subtenant (a) covenants and agrees that under no circumstances shall Landlord be liable for any brokerage commission or other charge or expense in connection with the Sublease and hereby indemnifies and agrees to protect, defend and hold Landlord harmless against any of the same and against all liability, loss, damage, cost or expense (including, without limitation, attorneys’ fees) in connection with any claim therefor; (b) represents and warrants that it has dealt with no brokers with respect to the Sublease other than those brokers whose fees are to be paid by Prime Tenant; and (c) hereby indemnifies and agrees to protect, defend and hold Landlord harmless against any liability, loss, damage, cost or expense (including, without limitation, attorneys’ fees) in connection with any claim for any brokerage commission by any person acting for either of them or claiming any commission on the basis of contracts or dealings related to or in connection with the Sublease.

        2.11 Each of Prime Tenant and Subtenant acknowledges and agrees that, except as may be expressly provided otherwise in this Agreement, neither Landlord nor any of Landlord’s representatives has made any representations or promises with respect to the Premises, including, without limitation, whether or not the Premises is subject to another sublease. Without limiting the generality of the foregoing, Subtenant acknowledges and agrees that (a) Subtenant has been afforded ample opportunity to inspect the Premises and has investigated its condition to the extent Subtenant desires to do so, and (b) except as may be expressly provided otherwise in this Agreement, Landlord has no obligation to remodel or to make any repairs, alterations or improvements to the Premises, or remediate any condition therein. The taking of possession of the Premises by Subtenant pursuant to the Sublease shall be conclusive evidence, as between Subtenant and Landlord, that Subtenant has accepted the same in its then “as is” condition, subject only to Landlord’s express obligations under this Agreement.

2.12 Each of Prime Tenant and Subtenant acknowledges and agrees that Landlord’s consent hereto is not a consent to any improvement, alteration or other work described or contemplated in the Sublease or otherwise to be performed in connection with the Sublease, and that Landlord’s consent must be separately sought therefor and will not necessarily be given.

2.13 In the event of any action at law or in equity between or among Landlord, Prime Tenant and Subtenant to enforce any of the provisions hereof, any unsuccessful party to such litigation shall pay to each successful party all costs and expenses, including, without limitation, actual attorneys’ fees (including, without limitation, costs and expenses incurred in connection with all appeals) incurred therein by such successful party, and such costs, expenses and attorneys’ fees may be included in and as part of such judgment. A successful party shall be any party who is entitled to recover his costs of suit, whether or not the suit proceeds to final judgment.

2.14 Without limiting the generality of Section 2.3 above, Landlord shall have no responsibility to provide (or liability for not providing) any additional space for which Subtenant has any option or right under the Sublease unless Landlord at its sole option elects to provide any of the same and each of Prime Tenant and Subtenant hereby releases Landlord from any obligation it may otherwise have to provide any of the same, and agrees that Subtenant shall have no right to cancel the Sublease, to abate rent or any other charge under the Prime Lease or the Sublease or to assert any claim against Landlord if any such additional space is not provided.

2.15 Landlord acknowledges that Prime Tenant and Subtenant contemplate reducing the size of the Subleased Premises and adjusting the rent payable under the Sublease from time to time. Accordingly, notwithstanding anything to the contrary in the Master Lease or this Agreement, Landlord agrees that its consent shall not be required for any amendment to the Sublease which memorializes any such reduction in size of the Subleased Premises or adjustment of the rent payable under the Sublease; however, Prime Tenant shall promptly provide Landlord with a copy of any such amendment.

ARTICLE 3 - AMENDMENT

3.1 Third Amendment of Lease; Perseid as Sole Tenant. Notwithstanding any other provision of the Lease or this Agreement, Perseid shall be the sole “Tenant” for all purposes from and after the Third Extension Commencement Date (as defined below) under the Lease and for all purposes under this Article 3. Further, for all periods from and after the Fourth Extension Commencement Date, any and all primary obligor, assignor, guarantor or other liability of Maxygen under California law in its capacity as the original tenant under the Lease (but expressly excluding any and all such liability accruing prior to the Third Extension Commencement Date, and any and all such liability of Maxygen in its capacity as Subtenant under Article 2 of this Agreement) is hereby terminated.

3.2 Extension of Term. Notwithstanding Section 2 of the Second Amendment or any other provision of the Existing Lease, Landlord and Tenant acknowledge and agree as follows:

(a) The current Term pursuant to the Existing Lease will expire on February 28, 2010.

(b) The Term is hereby extended for the period of five (5) years (the “Third Extended Term”) commencing on March 1, 2010 (the “Third Extension Commencement Date”) and expiring February 28, 2015 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease.

(c) Landlord and Tenant acknowledge and agree that this Agreement provides all rights and obligations of the parties with respect to extension of the current Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date.

3.3 Surrender of the Surrender Space.

(a) Surrender Date. The “Surrender Space” shall mean that portion of the Premises to be surrendered by Tenant, as shown on Exhibit A hereto and deemed to be a total of 13,708 square feet of Rentable Area. No later than 11:59 p.m. on the Surrender Date (as defined below), Tenant shall vacate and deliver to Landlord exclusive possession of the Surrender Space, including, without limitation, removal of all personal property and trade fixtures of Tenant, pursuant to the same provisions and requirements of the Existing Lease as would apply to surrender of the Premises upon expiration of the Existing Lease. Tenant shall deliver to Landlord any plans and specifications, maintenance records, warranties, permits, approvals and licenses pertaining to the Surrender Space or to any improvements remaining thereon, or to both (but not pertaining to Tenant’s business conducted therein) in the possession of Tenant. The “Surrender Date” shall be March 31, 2010.

        (b) Obligations Until Surrender; Proration. With respect to the Surrender Space, through and including the Surrender Date Tenant must continue to pay all Rent allocable to the Surrender Space, including, without limitation, Base Monthly Rent and Tenant’s Share of Operating Expenses as set forth in Article Four of the Lease and Section 4 of the Second Amendment, as such Rent becomes due and payable under the Lease (collectively referred to as “Surrender Space Rent”), and all of the terms, covenants, agreements and conditions of the Lease remain in full force and effect with respect to the Surrender Space.

        (c) Effect on Lease After Surrender Date. After the Surrender Date, the “Premises” shall no longer include the Surrender Space and the Lease shall continue in full force and effect only with respect to the Remaining Premises (as defined below) as the “Premises” for the remainder of the Term of the Lease, including as extended by this Agreement, upon and subject to all of the terms and provisions of the Lease, including, without limitation: (i) Tenant shall have no right to possession, use or lease of the Surrender Space or any options or other rights with respect to the Surrender Space; (ii) Rent Adjustments allocable to the Surrender Space shall no longer accrue; and (iii) “Remaining Premises” shall mean the portion of the Premises which Tenant continues to lease under this Lease, the floor plan of which is set forth on Exhibit A hereto. In addition, from and after the Surrender Date, Tenant shall no longer have any responsibility under Article 8 of the Lease to perform or construct any repair, maintenance, replacements or improvements with respect to any part of the Building which is not part of the Remaining Premises; provided, Tenant shall pay for its share of such items to the extent such costs are incurred by Landlord and otherwise properly included in Operating Expenses. The Rentable Area of the Remaining Premises is conclusively agreed and deemed to be 12,106 square feet of Rentable Area, which shall be used in the calculation of the Monthly Base Rent and Tenant’s Share of Operating Expenses and all other purposes under the Lease from and after the Surrender Date. Notwithstanding the foregoing or Section 1.01(18) or any other provision of the Existing Lease to the contrary, from and after the Surrender Date, Tenant shall have the use of no more than forty (40) Parking Spaces, all as more particularly described in Section 2.06(c) of the Lease. Landlord and Tenant agree that, for all purposes of this Lease, the Rentable Area of the Premises set forth above shall be controlling and is not subject to revision after the date of this Agreement; Tenant has done such inspection and verification as it desires; and the square footage and Rent are negotiated and agreed amounts that shall not change regardless whether the actual size of the Remaining Premises or Building are more or less than any statement of size set forth in the Lease. The Remaining Premises shall remain designated as 301 Galveston Drive.

(d) Holding Over. In the event that Tenant fails to timely vacate and deliver exclusive possession of the Surrender Space to Landlord by the Surrender Date as required under this Agreement and the Lease, then: (i) Tenant shall be deemed to be holding over with respect to the Surrender Space without the express written consent of Landlord and shall be liable to Landlord for Rent with respect to the Surrender Space at the holdover rate of the greater of one hundred fifty percent (150%) of the Surrender Space Rent, and shall indemnify Landlord against loss or liability resulting from any delay of Tenant in not surrendering such premises on the Surrender Date, including, but not limited to, additional costs or losses incurred by Landlord in preparing such space for third parties to whom it is now or hereafter leased, any amounts required to be paid to third parties who were to have occupied all or part of such premises and Landlord’s loss of income and profit if any lease to a third party is cancelled or lost due to Tenant’s failure timely to vacate and deliver possession, and any attorneys’ fees related to the foregoing; (ii) such failure shall constitute an event of default and breach of the Lease without any applicable grace period, notice from Landlord or period to cure; and (iii) no such holding over shall constitute a renewal, extension, a month to month tenancy or other permitted tenancy, but such continued possession shall be subject to the other covenants, conditions and agreements of the Lease, except as otherwise expressly provided in this Agreement.

(e) No Release. Notwithstanding any provision of the foregoing to the contrary, neither this Agreement nor the acceptance by Landlord of the Surrender Space shall in any way: (i) be deemed to excuse or release Tenant from any obligation or liability with respect to the Surrender Space (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease) which obligation or liability (x) first arises on or prior to the date on which Tenant delivers to Landlord possession of the Surrender Space or (y) arises out of or is incurred in connection with events or other matters which took place on or prior to such date, or (ii) affect any obligation under the Lease which by its terms is to survive the expiration or sooner termination of the Lease.

3.4. Demising Work; Right of Entry. Tenant and Landlord agree as follows:

(a) Demising Work. Landlord, at Landlord’s sole cost and expense and not as an Operating Expense, shall cause its architect, contractor(s) and consultants to design and perform the necessary design, demolition, construction and patching to separately demise the Surrender Space from the Remaining Premises by means of a supplemental or modified demising wall, separate entry for the Remaining Premises, and any necessary related modifications to the heating, ventilating and air conditioning distribution, electrical systems, fire detection and suppression systems, and any other Building systems, all per Landlord’s design using building standard material and finishes (the “Demising Work”).

(b) Right of Entry; Tenant’s Responsibilities. Landlord shall commence the Demising Work and diligently prosecute the same to completion in a good and workmanlike manner promptly after the Surrender Date (or, with Tenant’s consent, Landlord may commence such work earlier). To the extent that design and construction of the Demising Work will require access, work or construction within or through the Premises, Landlord and Landlord’s representatives and contractors shall have the right, subject to the provisions of this Paragraph, to enter the Premises upon at least 24 hours prior oral or written notice to perform such work, and Tenant agrees that such entry and work shall not constitute an eviction of Tenant in whole or in part and that base rent and other sums due and payable by Tenant under the Lease with respect to the Premises shall in no way be abated or reduced by reason of inconvenience, annoyance, disturbance or injury to the business of Tenant due to such access, work or construction. Tenant shall cooperate with Landlord and Landlord’s contractors to allow design and construction during normal business hours upon prior oral or written notice, including, without limitation, moving Tenant’s trade fixtures, furnishings, equipment and other personal property as reasonably requested by Landlord or Landlord’s contractors. Tenant, at its sole cost and expense, shall arrange for such moving and for re-installation or re-connection, if any, of its trade fixtures, furnishings, equipment and other personal property in connection with such construction. In the course of the Demising Work, Landlord shall make reasonable efforts to cooperate with Tenant so as not unreasonably to disrupt Tenant’s business. Without limiting the foregoing, (i) any Demising Work to be performed in the Premises shall be performed after normal business hours unless otherwise approved in writing by Tenant, (ii) any access to the Premises required in connection with the Demising Work shall comply with Tenant’s security and operational protocols, including, without limitation, the requirement that any of Landlord’s contractors entering the Premises shall be accompanied at all times by a designated employee of Tenant, and (iii) in no event shall any of the Demising Work result in the interruption of utilities or access to the Premises.

(c) General Provisions Re Construction. All improvements constructed by Landlord hereunder shall be the property of Landlord.

3.5 Monthly Base Rent for Third Extended Term. Notwithstanding Section 3 of the Second Amendment or any other provision of the Existing Lease, from and after the Third Extension Commencement Date, the amount of Monthly Base Rent due and payable by Tenant with respect to the Remaining Premises shall be as set forth in the table below:

Period from/to (inclusive)	Monthly Base Rent
Month 01	$28,395.40
Months 02 - 12*	$13,316.60
Months 13 - 24	$13,716.10
Months 25 - 36	$14,127.58
Months 37 - 48	$14,551.41
Months 49 - 60	$14,987.95

*	Notwithstanding the foregoing, provided that a Default by Tenant does not then exist, Landlord agrees to forbear in the collection of and abate the Monthly Base Rent due and payable for the period from April 1, 2010 through June 30, 2010 of the Third Extended Term, totaling Thirty-Nine Thousand Nine Hundred Forty-Nine Dollars and Eighty Cents ($39,949.80) (“Abated Rent”); provided, however, that if at any time during the initial thirty-six (36) months of the Third Extended Term, a Default by Tenant shall exist, which Default further results in either Landlord’s election to terminate the Lease or Landlord’s election to exercise remedies under California Civil Code Section 1951.4, or any successor statute, then all Abated Rent shall be immediately due and payable in full at that time without the necessity of further notice or action by Landlord.

3.6 Tenant’s Share of Operating Expenses. Notwithstanding Section 4 of the Second Amendment or any other provision of the Existing Lease, the parties acknowledge and agree that (a) as of the Execution Date the Rentable Area of Phase II is 235,620 square feet and the Rentable Area of the Project is 537,444 square feet; and (b) from and after the Surrender Date, Tenant shall pay Tenant’s Share of Operating Expenses with respect to the Remaining Premises based on the following:

Tenant’s Building Share:	46.90%
Tenant’s Phase Share:	5.14%
Tenant’s Project Share:	2.25%

3.7 Increase in Security Deposit. Notwithstanding Section 1.01(14) or any other provision of the Existing Lease, from and after the Execution Date the Security Deposit shall be cash in the amount of Fifty-Nine Thousand Nine Hundred Fifty-One Dollars and Eighty Cents ($59,951.80). On or prior to the Execution Date, Tenant shall pay Landlord the amount required to increase the Security Deposit then to Tenant’s credit under the Existing Lease to equal such higher required amount. Landlord acknowledges that it currently holds a cash Security Deposit under the terms of the Existing Lease in the amount of Twenty-Six Thousand Dollars ($26,000). Provided that a Default by Tenant does not then exist, Landlord agrees that upon not less than ten (10) business days’ prior notice from Tenant at any time after the second anniversary of the Third Extension Commencement Date, Landlord shall apply a portion of the Security Deposit toward the next due installment of Monthly Base Rent and Rent Adjustment Deposit under the Lease; provided, however, that in no event shall the amount of the Security Deposit be reduced below Forty-Four Thousand Nine Hundred Sixty-Three Dollars and Eighty-Five Cents ($44,963.85).

3.8 Miscellaneous. From and after the Third Extension Commencement Date, the Lease shall be modified as follows:

(a) Each instance of “Maxygen, Inc.” in Section 10.06 of the Lease shall be deleted and replaced with “Perseid;” and the definition of “Tenant Affiliate” shall be deleted and replaced with the following:

“(a) any entity which controls, is controlled by or is under common control with Perseid; or (b) the surviving corporation of a merger, consolidation or nonbankruptcy reorganization of Perseid, or a purchaser of all or substantially all of Perseid’s assets or equity interests; provided, that any such assignee or subtenant under this clause (b) has at least the net worth of Perseid immediately prior to the commencement of such merger, consolidation or nonbankruptcy reorganization; or (c) Perseid, after the acquisition of all or any portion of the ownership interests of Perseid by Astellas Bio Inc. or any designee controlled by it.”

(b) Section 11.01(ii) of the Lease shall be modified by the insertion immediately after the phrase “fails to cure such default within fifteen (15) days after written notice thereof to Tenant” of the following:

“(or, with respect to defaults which cannot reasonably be cured within fifteen (15) days, fails to materially commence to cure such default within fifteen (15) days after written notice thereof to Tenant or to thereafter diligently pursue such cure to completion, in all events not later than sixty (60) days after such original written notice thereof to Tenant)”

        3.9 515 Galveston Lease. As of the Execution Date, Landlord and Tenant have also entered into that certain Seventh Amendment to Lease with respect to another existing lease of certain other premises at the Project commonly known as 515 Galveston Drive, also sometimes known as 501 Galveston Drive (the “Amended 515 Galveston Lease”). Notwithstanding Section 11.01 or any other provision of the Existing Lease, from and after the Third Extension Commencement Date the occurrence of any “Default” under and as defined in Section 11.01 of the Amended 515 Galveston Lease shall, without the necessity of any further notice or action by Landlord, constitute a Default by Tenant under the Lease.

3.10 “AS IS” Condition. Tenant acknowledges that Tenant and Maxygen presently occupy and have occupied the Premises. Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Third Extended Term and accepts the Premises in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for or contribute toward any such construction or installation. None of the foregoing shall release Landlord from its continuing repair and maintenance obligations under the Lease or from its obligations regarding the Demising Work.

3.11 Option to Extend.

(a) Landlord hereby grants Tenant two (2) consecutive options (individually an “Option” and collectively the “Options”) to extend the Term of the Lease for an additional period of three (3) years per Option (each such period may be referred to as the “Option Term”), as to the entire Premises as it then exists, upon and subject to the terms and conditions of this Section (the “Option To Extend”), and provided that at the time of exercise of each Option Tenant must be in occupancy (and occupancy by a subtenant, licensee or other party permitted or suffered by Tenant, other than pursuant to the Maxygen Sublease, shall not satisfy such condition) of more than 75% of the Rentable Area of the entire Premises.

(b) Tenant’s election (the “Election Notice”) to exercise the Option To Extend must be given to Landlord in writing no earlier than the date which is twelve (12) months prior to the Expiration Date and no later than the date which is six (6) months prior to the Expiration Date. If Tenant either fails or elects not to exercise the Option to Extend by not timely giving its Election Notice, then the Option to Extend shall be null and void, including, if more than one Option is granted, the then applicable Option to Extend and all further Options to Extend.

(c) The Option Term (and each Option Term, if more than one Option is granted) shall commence immediately after the expiration of the preceding Term of the Lease. Tenant’s leasing of the Premises during the Option Term shall be upon and subject to the same terms and conditions contained in the Lease except that (i) Tenant shall pay the “Option Term Rent”, defined and determined in the manner set forth in the immediately following Subsection; (ii) the Security Deposit shall be increased to an amount that is the same percentage or proportion of Option Term Rent as the prior amount of Security Deposit was in relation to Rent for the Term prior to the Option Term, but in no event shall the Security Deposit be decreased; and (iii) Tenant shall accept the Premises in its “as is” condition without any obligation of Landlord to repaint, remodel, repair, improve or alter the Premises or to provide Tenant any allowance therefor, except to the extent tenants leasing space in Comparable Transactions receive an allowance pursuant to the definition of Fair Market Rental Rate defined in Exhibit B hereto, provided, however, Landlord by notice given to Tenant within thirty (30) days after final determination of the Fair Market Rental Rate, may elect to provide, in lieu of such allowance for alterations to the Premises, a rent credit equal to the amount of the allowance that would have otherwise been given, credited toward the rents applicable only to the Premises and due starting after such rent obligation commences. If Tenant timely and properly exercises the Option To Extend, references in the Lease to the Term shall be deemed to mean the preceding Term as extended by the Option Term unless the context clearly requires otherwise.

        (d) The Option Term Rent shall mean the sum of the Monthly Base Rent at the Fair Market Rental Rate (as defined in Exhibit B) plus Rent Adjustments and/or certain Operating Expenses (if applicable, based upon a step-up to change the base year or base amount for calculation of Operating Expenses in connection with determination of the Fair Market Rental Rate) plus other charges pursuant to the Lease payable to Landlord. The determination of Fair Market Rental Rate and Option Term Rent shall be made by Landlord, in the good faith exercise of Landlord’s business judgment and in accordance with Exhibit B attached hereto. Within forty-five (45) days after Tenant’s exercise of the Option To Extend, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental Rate and Option Term Rent for the Premises. Tenant may, within fifteen (15) days after receipt thereof, deliver to Landlord a written notice either: (i) accepting Landlord’s determination, in which case the extension shall be effective and binding (subject to Subsection (f) below) at the accepted rate; or (ii) setting forth Tenant’s good faith estimate, in which case Landlord and Tenant will promptly confer and attempt to agree upon the Fair Market Rental Rate and Option Term Rent. Tenant’s failure to timely deliver such notice within such fifteen (15) day period shall be deemed its cancellation of the Option. In the event Tenant has delivered notice setting forth Tenant’s different estimate, but no agreement in writing between Tenant and Landlord on Fair Market Rental Rate and Option Term Rent is reached within thirty (30) days after Landlord’s receipt of Tenant’s estimate, the Fair Market Rental Rate shall be determined in accordance with the terms of Exhibit B. Notwithstanding any of the foregoing to the contrary, at no time during the Option Term shall the Option Term Rent be less than ninety-five percent (95%) of the “Preceding Rent” (defined below). The Preceding Rent shall mean the sum of the Monthly Base Rent payable by Tenant under this Lease calculated at the rate applicable for the last full month of the Term preceding the Option Term plus the Rent Adjustments payable by Tenant under the Lease (if applicable, using the base year for calculation of Base Operating Expenses applicable for the last full month of the Term preceding the Option Term), plus other charges pursuant to the Lease payable to Landlord. To the extent that Tenant pays directly the utility or service provider for utilities or services which Tenant is to obtain directly pursuant to the Lease, Tenant shall continue to pay such amounts, but such amounts shall not be counted as part of the Preceding Rent or the Fair Market Rental Rate as used herein. Further, in the event that Landlord notifies Tenant that the Option Term Rent shall equal ninety-five percent (95%) of the Preceding Rent, such determination shall be conclusive and binding to set the Preceding Rent as the Option Term Rent for the Option Term, Tenant shall not be entitled to dispute or contest such determination, and the extension shall be effective and binding (subject to Subsection (f) below).

(e) Promptly after final determination of the Fair Market Rental Rate, Landlord shall prepare a memorandum confirming the specific dates, amounts and terms of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend, in the form of an amendment to the Lease, and Tenant shall execute such amendment within five (5) business days after Landlord and Tenant agree to the form of the proposed amendment and Landlord shall execute it promptly after Tenant. Notwithstanding any of the foregoing to the contrary, the failure of Landlord to prepare such amendment or of either party to execute an amendment shall not affect the validity and effectiveness of the extension for the Option Term in accordance with the terms and conditions of this Option to Extend.

(f) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to commencement of the Option Term, to terminate all of the provisions of this Section with respect to the Option to Extend, whereupon any prior or subsequent exercise of this Option to Extend shall be of no force or effect:

(i) Tenant’s failure to timely exercise or timely to perform the Option to Extend in strict accordance with the provisions of this Section.

(ii) The existence at the time Tenant exercises the Option to Extend or at the commencement of the Option Term of a Default on the part of Tenant under the Lease.

(iii) Tenant’s third Default under the Lease prior to the commencement of the Option Term, notwithstanding that all such Defaults may subsequently be cured.

(g) Without limiting the generality of any provision of the Lease, time shall be of the essence with respect to all of the provisions of this Section.

(h) This Option to Extend is personal to Perseid (or, if applicable, a Tenant Affiliate who has been assigned (or deemed to have been assigned under clause 10.01(d) of the Lease) all of Tenant’s right, title and interest under the Lease in full compliance with Article 10 and all other provisions thereof) and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any other person or entity. In all events, this Option to Extend shall at any time be exercisable by, accrue to the benefit of and be personal to no more than only a single person or entity.

3.12 Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Landlord and Tenant each represents that except for CRESA Partners (“Tenant’s Broker”) and Cornish & Carey Commercial (“Landlord’s Broker”), it has not dealt with any real estate broker, sales person, or finder in connection with this Agreement, and no such person initiated or participated in the negotiation of this Agreement, or showed the Premises to Tenant. Each of Landlord and Tenant hereby agrees to indemnify, protect, defend and hold the other harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord agrees to pay any commission to which Landlord’s Broker is entitled in connection with this Agreement. Landlord and Tenant agree that any commission payable to Tenant’s Broker shall be paid by Tenant except to the extent Tenant’s Broker and Landlord’s Broker have entered into a separate agreement between themselves to share the commission paid to Landlord’s Broker by Landlord.

3.13 Surrender. Notwithstanding anything to the contrary in the Lease, in no event shall Tenant be required to remove or restore any alterations or improvements made to the Premises prior to the Execution Date or return the Premises in a condition better than the condition existing on the Execution Date.

ARTICLE 4 - GENERAL

4.1 Ratification. Each of Maxygen and Perseid represents to Landlord, as of the Execution Date, that: (a) the Lease is in full force and effect, has not been modified except as described in the Recitals and as set forth herein, and represents the entire agreement between the parties as to the Premises; (b) to its knowledge, there are no uncured defaults or unfulfilled obligations on the part of Landlord under the Lease; (c) Perseid and Maxygen are in possession of the entire Premises and neither the Premises, nor any part thereof, is occupied by any other person; (d) Maxygen has not transferred, assigned or sublet any portion of the Lease or the Premises other than to Perseid pursuant to and in accordance with that certain Consent to Sublease dated September 22, 2009 executed by Maxygen, Landlord and Perseid, and Perseid has not transferred, assigned or sublet any portion of the Lease or the Premises to any person; and (e) to its knowledge, there are no existing defenses or offsets that it or Tenant has against Landlord. Landlord represents to Tenant, as of the Execution Date, that the Lease is in full force and effect, has not been modified except as described in the Recitals and as set forth herein, and represents the entire agreement between the parties as to the Premises.

4.2 Time of Essence. Without limiting the generality of any other provision of the Lease, time is of the essence to each and every term and condition of this Agreement.

4.3 Attorneys’ Fees. Each party to this Agreement shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Agreement. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Agreement or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

4.4 Effect of Headings; Recitals; Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Agreement. Any and all Recitals set forth at the beginning of this Agreement are true and correct and constitute a part of this Agreement as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Agreement.

4.5 Entire Agreement; Amendment. This Agreement taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Agreement and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

4.6 Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Agreement, that the person executing this Agreement is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

4.7 Counterparts. This Agreement may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MAXYGEN, INC.,
a Delaware corporation

By:	/s/ James R. Sulat
Print Name:	James R. Sulat
Title:	CEO
(Chairman of Board, President or Vice President)

By:	/s/ John Borkholder
Print Name:	John Borkholder
Title:	Secretary
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

PERSEID THERAPEUTICS LLC,
a Delaware limited liability company

By:	/s/ Grant Yonehiro
Print Name:	Grant Yonehiro
Title:	CEO & President
(Chairman of Board, President or Vice President)

By:	/s/ John Borkholder
Print Name:	John Borkholder
Title:	Secretary
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:	/s/ Joel R. Redmon
Print Name:	Joel R. Redmon
Title:	Director

Exhibit A

Depiction of Surrender Space

and

Remaining Premises

Exhibit A

Exhibit B

Fair Market Rental Rate

1. Definition of Fair Market Rental Rate. “Fair Market Rental Rate” shall mean the Monthly Base Rent equal to the monthly base rental per rentable square foot which a tenant would pay and which a willing landlord would accept for space comparable to the Premises in the Building and in other buildings of class A standards in Seaport Centre and along the Highway 101 corridor in Redwood City and Redwood Shores (the “Applicable Market”) for the period for which such rental is to be paid and for a lease on terms substantially similar to those of the Lease (including, without limitation, those applicable to Taxes, Operating Expenses and exclusions, but also considering so-called net and triple net leases, and leases utilizing operating expense stops or base years, and making appropriate adjustment between such leases and this Lease, as described below), based on prevailing market conditions in the Applicable Market at the time such determination is made (“Comparable Transactions”). Without limiting the generality of the foregoing, Comparable Transactions shall be for a term similar to the term of tenancy and for space comparable in use, floor levels, view and orientation, square footage and location within the Building and in the Applicable Market as the transaction for which Fair Market Rental Rate is being determined; however, leases of unusual or odd shaped spaces shall not be considered. In any determination of Fair Market Rental Rate, the stated or contract monthly net or base rental in Comparable Transactions shall be appropriately adjusted to take into account the different terms and conditions prevailing in such transactions and those present in the Lease, including, without limitation: (a) the extent to which average annual expenses and taxes per rentable square foot payable by tenants in Comparable Transactions vary from those payable by Tenant under the Lease, and so, for example, if the Lease provides for payment of Rent Adjustments and/or certain Operating Expenses on the basis of increases over a base year, then the rate of Monthly Base Rent under the Lease shall be based upon a step-up to change the calendar year which serves as the base year for calculation of the base for such Operating Expenses for the Option Term to be the full calendar year in which the Option Term commences, and such step-up shall be considered in the determination of the Fair Market Rental Rate; (b) tenant improvements, value of existing tenant improvements, the concessions, if any, being given by landlords in Comparable Transactions, such as parking charge abatement, free rent or rental abatement applicable after substantial completion of any tenant improvements (and no adjustment shall be made for any free or abated rent during any construction periods), loans at below-market interest rates, moving allowances, space planning allowances, lease takeover payments and work allowances, as compared to any tenant improvement, refurbishment or repainting allowance given to Tenant under the Lease for the space for which Fair Market Rental Rate is being determined; (c) the brokerage commissions, fees and bonuses payable by landlords in Comparable Transactions (whether to tenant’s agent, such landlord or any person or entity affiliated with such landlord), as compared to any such amounts payable by Landlord to the broker(s) identified with respect to the transaction for which Fair Market Rental Rate is being determined; (d) the time value of money; (e) any material difference between the definition of rentable area and the ratio of project rentable to useable square feet in Comparable Transactions, as compared to such figures applicable to the space for which Fair Market Rental Rate is being determined; and (f) the extent to which charges for parking by tenants in Comparable Transactions vary from those payable by Tenant under the Lease.

2. Sealed Estimates. In the event the Lease requires Fair Market Rental Rate to be determined in accordance with this Exhibit, Landlord and Tenant shall meet within ten (10) business days thereafter and each simultaneously submit to the other in a sealed envelope its good faith estimate of Fair Market Rental Rate (the “Estimates”). If the higher Estimate is not more than one hundred five percent (105%) of the lower Estimate, then Fair Market Rental Rate shall be the average of the two Estimates. If such simultaneous submission of Estimates does not occur within such ten (10) business day period, then either party may by notice to the other designate any reasonable time within five (5) business days thereafter and any reasonable place at or near the Building for such meeting to take place. In the event only one party submits an Estimate at that meeting, such Estimate shall be Fair Market Rental. In the event neither party submits an Estimate at that meeting, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect.

3. Selection of Arbitrators. If the higher Estimate is more than one hundred five percent (105%) of the lower Estimate, then either Landlord or Tenant may, by written notice to the other within five (5) business days after delivery of Estimates at the meeting, require that the disagreement be resolved by arbitration. In the event neither party gives such notice, the transaction for which Fair Market Rental Rate is being determined shall be deemed cancelled and of no further force or effect. Within five (5) business days after such notice, the parties shall select as arbitrators three (3) mutually acceptable independent MAI appraisers with experience in real estate activities, including at least five (5) years experience in appraising comparable space in the Applicable Market (“Qualified Appraisers”). If the parties cannot timely agree on such arbitrators, then within the following five (5) business days, each shall select and inform the other party of one (1) Qualified Appraiser and within a third period of five (5) business days, the two appraisers (or if only one (1) has been duly selected, such single appraiser) shall select as arbitrators a panel of three additional Qualified Appraisers, which three arbitrators shall proceed to determine Fair Market Rental Rate pursuant to Section 4 of this Exhibit. Both Landlord and Tenant shall be entitled to present evidence supporting their respective positions to the panel of three arbitrators.

        4. Arbitration Procedure. Once a panel of arbitrators has been selected as provided above, then as soon thereafter as practicable each arbitrator shall select one of the two Estimates as the one which, in its opinion, is closer to Fair Market Rental Rate. Upon an Estimate’s selection by two (2) of the arbitrators, it shall be the applicable Fair Market Rental Rate and such selection shall be binding upon Landlord and Tenant. If the arbitrators collectively determine that expert advice is reasonably necessary to assist them in determining Fair Market Rental Rate, then they may retain one or more qualified persons, including but not limited to legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose Estimate is not chosen by the arbitrators shall pay the costs of the arbitrators and any experts retained by the arbitrators. Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such counsel or expert.

Exhibit B - Page 1

5. Rent Pending Determination of Fair Market Rental Rate. In the event that the determination of Fair Market Rental Rate has not been concluded prior to commencement of the applicable rental period for the applicable space for which the Fair Market Rental Rate is being determined, Tenant shall pay Landlord Monthly Base Rent and Rent Adjustment Deposits as would apply under Landlord’s Estimate pursuant to Section 2 of this Exhibit until the Fair Market Rental Rate is determined. In the event that the Fair Market Rental Rate subsequently determined is different from the amount paid for the applicable period, then within thirty (30) days after such determination, Tenant shall pay Landlord any greater amounts due and Landlord shall credit Tenant (against the next Monthly Base Rent installments due) for any reduction in the amounts due.

Exhibit B - Page 2

Exhibit C

Form of Maxygen Sublease

Sublease

301 Galveston Drive

This Sublease (this “Sublease”) is entered into between Perseid Therapeutics LLC, a Delaware limited liability company (“Sublessor”), and Maxygen, Inc., a Delaware corporation (“Sublessee”), and, as of the      day of             , 2010.

1. Recitals.

A. Metropolitan Life Insurance Company, a New York corporation (“Master Lessor”), and Sublessor are the current parties to that certain Lease dated as of December 2004, as amended by that certain First Amendment to Lease dated as of August 24, 2006, that certain Second Amendment To Lease dated February 6, 2009, and as modified by the Perseid Sublease Consent, as defined in Recital B below, and that certain Assignment and Assumption of Lease and Third Amendment to Lease described in Recital C below (collectively, the “Master Lease”), for certain Premises described therein containing approximately 25,814 rentable square feet and commonly known as the entire building known as 301 Galveston Drive, Redwood City, California, all as more particularly described in the Master Lease (the “Master Premises”).

B. Sublessor and Sublessee entered into that certain 515 Galveston Space Sharing Agreement dated as of September 18, 2009 (the “Space Sharing Agreement”) pursuant to which Sublessee subleased to Sublessor a portion of the Master Premises as more particularly described therein. Master Lessor consented to the Space Sharing Agreement pursuant to that certain Consent to Sublease dated September 22, 2009 executed by Master Lessor, Sublessor and Sublessee (the “Perseid Sublease Consent”).

C. Concurrently with the execution and delivery of this Sublease, Master Lessor, Sublessor and Sublessee have executed and delivered that certain Assignment and Assumption of Lease and Third Amendment to Lease of even date herewith (the “Third Amendment”) pursuant to which (i) the Space Sharing Agreement was terminated; (ii) Sublessee assigned to Sublessor all of Sublessor’s rights under the Master Lease, (iii) Sublessor and Master Lessor extended the term of the Master Lease, agreed to a reduction in the size of the Master Premises from 25,814 rentable square feet to 13,787 rentable square feet and provided for other amendments of the Master Lease as more particularly set forth in the Third Amendment and (iv) Master Lessor consented to the execution and delivery of this Sublease, subject to the terms of the Third Amendment.

D. The Third Amendment further contemplates that Sublessor and Sublessee shall enter into this Sublease so as to permit Sublessee’s continued occupancy of the Subleased Premises (defined below) pursuant to the terms of this Sublease.

2. Subleased Premises. Sublessor hereby subleases to Sublessee, upon the terms and conditions set forth herein, a portion of the Master Premises consisting of the portion of the Master Premises occupied by Sublessee’s employees as of the Commencement Date (the “Subleased Premises”). In connection with its use of the Subleased Premises, Sublessee shall also have the right to use in common with Sublessor, the hallways, stairways, restrooms and other areas of the Master Premises that may be reasonably necessary for Sublessee’s use of the Subleased Premises (the “Shared Areas”). Sublessee shall have no right to enter, and shall use commercially reasonable efforts to prevent its employees, agents, contractors, licensees and invitees from entering, portions of the Master Premises other than the Subleased Premises and the Shared Areas; provided, however, that this Sublease shall not limit any access rights required by that certain Transition Services Agreement dated September 18, 2009 by and between Sublessor and Sublessee for the delivery of “Services” thereunder. Sublessee and Sublessor shall use commercially reasonable efforts to prevent their agents, employees or contractors from discovering or otherwise coming into contact with confidential information of the other party or other occupants of the Master Premises. If, despite such efforts, any such confidential information is discovered, Sublessee or Sublessor, as the case may be, shall promptly inform the other party of such discovery, and shall hold, and use reasonable efforts to cause its employees, agents, contractors, invitees and licensees to hold, such information confidential. Notwithstanding the foregoing, (i) the Subleased Premises may be adjusted from time to time based on the mutual agreement of the parties and (ii) Sublessee shall have the right to surrender any portion of the Subleased Premises to Sublessor at anytime during the Term of this Sublease, and, upon any such adjustment or partial surrender, the Base Rent and Additional Rent (as defined below) shall be proportionately adjusted.

3. Term. The term (the “Term”) of this Sublease shall commence on the date of this Sublease as set forth in the preamble above (the “Commencement Date”) and shall terminate on February 28, 2015 (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated

Exhibit C - Page 1

pursuant to its terms, provided, however, that Sublessor shall not, by act or omission, cause the Master Lease to terminate prior to the Expiration Date, except in accordance with Section 16 hereof. Notwithstanding the foregoing, Sublessee shall have the right to terminate this Sublease at any time upon not less than thirty (30) days prior written notice to Sublessor.

4. Rent.

A. Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises (“Base Rent”) for each month during the Term, Sublessee’s Pro Rata Share of the “Monthly Base Rent” payable by Sublessor with respect to the Master Premises under the Master Lease. Base Rent shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent (as defined below) for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment. Base Rent and Additional Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor at such address as may be designated in writing by Sublessor from time to time.

B. Additional Rent. In addition, Sublessee shall also pay to Sublessor Sublessee’s Pro Rata Share of all “Operating Expenses”, as defined in the Master Lease, payable by Sublessor to Master Lessor pursuant to Article 4 of the Master Lease (“Operating Expenses”) as and when the same are due and payable to Master Lessor under the Master Lease. In addition, Sublessee shall pay to Sublessor Sublessee’s Pro Rata Share of all other expenses incurred by Sublessor in the maintenance and repair of the Master Premises and utilities consumed in the Master Premises (“Additional Premises Expenses”). Sublessee shall pay such amounts within thirty (30) days of Sublessee’s receipt of a written invoice of such charges. Notwithstanding the foregoing, in the event any Operating Expense or Additional Premises Expense is incurred for one party’s sole benefit (including the disproportionate use of utilities) or as a result of Sublessee’s request for certain services (such as after hours HVAC charges), the benefited party shall pay the entire cost thereof.

C. Sublessee’s Pro Rata Share. As used herein, “Sublessee’s Pro Rata Share” shall mean the ratio of the square footage of the Subleased Premises from time to time to the square footage of the Master Premises (which, for all purposes under this Sublease, shall be 25,814 rentable square feet until the reduction of the Master Premises agreed to in the Third Amendment, in which event the size of the Master Premises shall be reduced to 13,787 rentable square feet for all purposes under this Sublease). Accordingly, upon any adjustment of the size of the Subleased Premises or partial surrender of the Subleased Premises pursuant to Section 2 of this Sublease, Sublessee’s obligation to pay for Base Rent, Operating Expenses and Additional Premises Expenses shall be adjusted by Sublessor based on the revised calculation of the Sublessee’s Pro Rata Share following such adjustment to the size of the Subleased Premises. All monies other than Base Rent required to be paid by Sublessee under this Sublease, including, without limitation, Operating Expenses and Additional Premises Expenses, shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”. Sublessee shall also pay before delinquency all taxes imposed against Sublessee’s personal property in the Premises.

5. Security Deposit. Upon execution hereof, Sublessee shall deposit with Sublessor the sum of          Dollars ($        ), which equals Sublessee’s Pro Rata Share of the Security Deposit required of the Sublessor under the Master Lease (the “Security Deposit”), in cash, as security for the performance by Sublessee of the terms and conditions of this Sublease. If Sublessor so uses or applies all or any portion of the Security Deposit, then Sublessee, within ten (10) days after demand therefor, shall deposit cash with Sublessor in the amount required to restore the Security Deposit to the full amount stated above. Sublessor will return to Sublessee all of the remaining Security Deposit within fifteen (15) days after the later of (i) the expiration of the Term of this Sublease or (ii) the date Sublessee surrenders the Subleased Premises to Sublessor in the required condition. Notwithstanding the foregoing, upon any adjustment of the size of the Subleased Premises, partial surrender of the Subleased Premises pursuant to Section 2 of this Sublease or any reduction in the amount of the Security Deposit required under the Master Lease, the amount of the Security Deposit shall be adjusted by Sublessor based on the revised calculation of the Sublessee’s Pro Rata Share following such adjustment to the size of the Subleased Premises.

6. Use; Compliance with Laws; Rules. Sublessee may use the Subleased Premises only for the uses permitted under the Master Lease. Sublessee shall promptly observe and comply with all laws with respect to Sublessee’s use of the Subleased Premises. Sublessee shall comply with all reasonable rules and regulations promulgated from time to time by Sublessor or by Master Lessor.

7. Insurance. Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost, a commercial general liability policy of insurance protecting Sublessee against claims for bodily injury, personal injury and property damage based upon, involving or arising out of Sublessee’s use or occupancy of the Subleased Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence. The policy shall be primary and shall name Sublessor and Master Lessor as an additional insured. Sublessee shall also obtain and keep in full force and effect, at Sublessee’s sole cost, a policy of “all risk” property insurance insuring Sublessee’s personal property in the

Exhibit C - Page 2

Subleased Premises. No later than five (5) days prior to the Commencement Date, Sublessee shall deliver certificates evidencing such insurance to Sublessor. Each such insurance policy shall be in a form and from an insurance company reasonably acceptable to Sublessor and Master Lessor. Such insurance shall not be reduced, modified or cancelled on less than thirty (30) days notice to Sublessor and Master Lessor.

8. Release; Waiver of Subrogation; Indemnity. Notwithstanding anything to the contrary herein, Sublessor and Sublessee hereby release each other, and their respective agents, employees and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by “all risk” property insurance, without regard to the negligence or willful misconduct of the entity so released. Except to the extent caused by the negligence or willful misconduct of Sublessor, its agents, employees or contractors, Sublessee shall defend, indemnify, protect and hold harmless Sublessor from and against any and all liability, loss, claim, damage and cost (including attorneys’ fees) to the extent due to Sublessee’s use of the Master Premises or the Shared Areas or the negligence or willful misconduct of Sublessee or its agents, employees or contractors or Sublessee’s violation of the terms of this Sublease. Sublessor shall defend, indemnify, protect and hold harmless Sublessee from and against any and all liability, loss, claim, damage and cost (including attorneys’ fees) with respect to any obligation of Sublessor under the Master Lease that Sublessee has not expressly agreed to perform under this Sublease. The indemnities in this paragraph shall survive the termination of this Sublease.

9. Regulated Substances. Sublessee shall not use, store, transport or dispose of, in or about the Master Premises, any Regulated Substances without Sublessor’s and Master Lessor’s prior written consent. Sublessor hereby approves of Sublessee’s use of all of the Regulated Substances used in the Master Premises on the Commencement Date. Sublessee shall be permitted to operate under any Environmental Permits previously assigned to or otherwise held by Sublessor during the Term. In addition, to the extent that any Environmental Permits were not previously assigned or transferred to Sublessor and continue to remain in the name of Sublessee, then Sublessor will be permitted to operate under the Environmental Permits held by Sublessee during the Term or until Sublessor obtains new permits, provided Sublessor will use commercially reasonable efforts to obtain such new permits as soon as reasonably possible. Each party shall indemnify, defend, protect and hold harmless the other from all costs, claims, liabilities and damages (including attorneys’ fees and consultant fees) of every type and nature directly or indirectly arising out of or in connection with (i) the use, generation, disposal, discharge or Release of any Regulated Substances, or (ii) any violation of any Environmental Law, including with respect to (i) and (ii) any injury to or death of persons or damage to or destruction of property during the Term. This indemnification shall survive the termination of this Sublease.

10. Repairs and Alterations. Sublessee accepts the Subleased Premises in its “AS-IS/WHERE-IS” condition with all faults and defects. Sublessee shall maintain the Subleased Premises in neat, orderly condition and promptly repair any damage it causes to the Master Premises; provided, however, that Sublessor shall provide all required janitorial and garbage collection for the Subleased Premises. No alterations or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of Sublessor, not to be unreasonably withheld or delayed.

11. Damage/Condemnation. If the Master Premises are damaged due to any peril, or if all or any part of the Master Premises is taken by the exercise of the power of eminent domain or a voluntary transfer in lieu thereof, such that Sublessor is entitled to terminate the Master Lease, subject to Section 16 hereof, Sublessor may terminate the Master Lease (in which case this Sublease shall terminate) and Sublessee may terminate this Sublease. If the Subleased Premises are so damaged or taken, Base Rent and Operating Expenses shall be abated on a percentage basis to the same extent that the same are abated with respect to the Master Premises under the Master Lease. Sublessee shall not be entitled to any proceeds in connection with a condemnation of the Master Premises.

12. Assignment and Subletting. Neither party may assign this Sublease, sublet the Subleased Premises or Master Premises, as the case may be, or permit any use of the Subleased Premises or Master Premises, as the case may be, by another party (collectively, “Transfer”) without the prior written consent of the non-transferring party, not to be unreasonably withheld or delayed. The following shall also constitute Transfers requiring the non-transferring party’s consent, not to be unreasonably withheld or delayed, hereunder: (a) the transfer, in one or more transactions, of over fifty percent (50%) of the capital stock or other ownership interests of the transferring party to an entity other than a parent or wholly-owned subsidiary of such party; and (b) any assignment or transfer by operation of law or otherwise in connection with a merger, consolidation, reorganization, stock sale or other like transaction, in the case of each of clauses (a) and (b), other than pursuant to the Buy-Out Option (as defined in that certain Investors’ Rights Agreement dated as of September 18, 2009 by and among the Sublessee, Sublessor and Astellas Bio Inc.). For the avoidance of doubt, Sublessor may Transfer this Sublease in connection with the exercise of the Buy-Out Option without the prior written consent of Sublessee. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. Neither party shall be relieved from any of its obligations under this Sublease unless the consent expressly so provides. Subject to the foregoing, Sublessor shall have all of the rights of Master Lessor under the Master Lease with respect to any Transfer.

Exhibit C - Page 3

13. Default; Remedies. Sublessee shall be in default of its obligations under this Sublease if any of the following events occur: (a) Sublessee fails to pay any Rent when due, when such failure continues for three (3) business days after written notice from Sublessor to Sublessee that any such sum is due; (b) Sublessee fails to perform any other term, covenant or condition of this Sublease and fails to cure such breach within thirty (30) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than thirty (30) days reasonably are required to remedy the failure, then Sublessee shall not be in default if Sublessee commences the cure within the thirty (30) day period and thereafter diligently endeavors to complete the cure; or (c) Sublessee commits any other act or omission which constitutes a default under the Master Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Master Lease. In the event of any default by Sublessee, Sublessor shall have all rights and remedies provided by any law or otherwise provided in this Sublease or the Master Lease, to which Sublessor may resort cumulatively or in the alternative. If Sublessee fails to pay any sum of money due hereunder, or fails to perform any other act on its part to be performed hereunder, then Sublessor may, but shall not be obligated to, make such payment or perform such act. All such sums paid, and all reasonable costs and expenses of performing any such act, shall be payable by Sublessee to Sublessor upon demand. Sublessee shall pay to Sublessor interest on all amounts due, at the rate of prime plus two percent (2%) or the maximum rate allowed by law, whichever is less, from the due date to and including the date of the payment.

14. Surrender; Holdover. Prior to expiration of this Sublease, Sublessee shall remove all of its personal property and shall surrender the Subleased Premises to Sublessor broom clean, in the same condition as exists on the Commencement Date, reasonable wear and tear, casualty and condemnation excepted. Sublessee shall be responsible for terminating and closing all Environmental Permits held by Sublessee (and not required to have been previously assigned to Sublessor) in accordance with Environmental Laws and shall provide Sublessor and Master Lessor with a Business Closure Report issued by the San Mateo County Environmental Health Department and a Radioactive Material License Termination issued by the relevant Governmental Authority pursuant to Section 12.01 of the Master Lease, as applicable. If Sublessee does not surrender the Premises upon the expiration or earlier termination of this Sublease as required above, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss, cost, claim, damage and liability (including attorneys’ fees and consultants’ fees) resulting from Sublessee’s delay in surrendering such Premises, including holdover rent payable by Sublessor.

15. Entry; Effect of Conveyance. Sublessor or its agents may enter the Subleased Premises at any reasonable time for the purpose of inspecting the same, supplying any service to be provided by Sublessor to Sublessee, making necessary alterations or repairs or for any other purpose permitted under this Sublease; provided that Sublessor shall use reasonable efforts not to interfere with Sublessee’s use of the Subleased Premises or damage Sublessee’s property. In the event of any Transfer of any of the Master Premises or Subleased Premises by Sublessor in accordance with the provisions of Section 12 hereof (if applicable), Sublessor shall be and hereby is entirely relieved of all of its covenants and obligations accruing after the date of such Transfer, and it shall be deemed and construed that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublessor hereunder.

16. Master Lease. The parties acknowledge and agree that: (a) if the Master Lease terminates for any reason (excluding any termination arising from Sublessor’s violation of (i) the proviso in clause (b) of this Section 16, or (ii) clause (c) of this Section 16), this Sublease shall terminate concurrently therewith without any liability of Sublessor to Sublessee; (b) Sublessor shall have the right, at any time, to terminate the Master Lease, amend, or waive any provisions under the Master Lease and make any elections, exercise any right or remedy and give any consent or approval under the Master Lease without regard the Sublessee’s use of the Subleased Premises and without any liability to Sublessee in connection therewith; provided, however, that, so long as Sublessee is not in default under this Sublease, taking into account all applicable notice and cure periods, Sublessor may not take any of the foregoing actions that adversely affect the Sublessee’s use of the Subleased Premises or increase any obligation on the part of Sublessee (including any changes in Rent) without obtaining the prior written consent of Sublessee, which consent may not be unreasonably withheld or delayed; (c) neither party shall do or permit anything to be done in, about or with respect to the Master Premises which would violate the Master Lease, and shall comply with all requirements and restrictions set forth in the Master Lease; (d) Sublessee shall obtain the prior written consent of Sublessor and Master Lessor with respect to any act which, if performed by Sublessor, would require Master Lessor’s approval under the Master Lease, and the consent of Sublessor may be withheld if Master Lessor’s consent is not obtained; (e) each provision under the Master Lease in which Sublessor is required to (i) indemnify, release or waive claims against Master Lessor and (ii) execute and deliver documents or notices to Master Lessor, shall be binding on Sublessee as if incorporated fully herein and shall run from Sublessee to both Master Lessor and Sublessor; and (f) this Sublease shall be at all times subject and subordinate to the Master Lease and all present and future ground leases, deeds of trust or other encumbrances, and all renewals, modifications and replacements thereof affecting any portion of the Master Premises. Sublessor will copy Sublessee on all written notices of termination or default delivered by Sublessor to Master Lessor with respect to the Master Lease.

17. Notices. Any notice given under this Sublease shall be in writing and shall be hand delivered, sent by reputable overnight courier or mailed (by certified mail, return receipt requested, postage prepaid), addressed as follows: (a) if to Sublessor:                             , Attn:                             ; and (b) if to Sublessee:                             , Attn:                             . Any notice shall be deemed to have been given when hand delivered or, if sent by overnight courier, one (1) business day after mailing or mailed, three (3) business days after mailing.

Exhibit C - Page 4

18. Miscellaneous. This Sublease may not be amended except by the written agreement of both parties hereto. This Sublease shall in all respects be governed by and construed in accordance with the laws of California. If any term of this Sublease is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Sublease shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor. Any executed copy of this Sublease shall be deemed an original for all purposes. This Sublease shall, subject to the provisions regarding assignment and subletting, apply to and bind the respective heirs, successors, executors, administrators and assigns of Sublessor and Sublessee. The language in all parts of this Sublease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Sublessor or Sublessee. The captions used in this Sublease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Sublease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. If either party brings any action or legal proceeding with respect to this Sublease, the prevailing party shall be entitled to recover reasonable attorneys’ and experts’ fees and court costs. Whenever one party’s consent or approval is required to be given as a condition to the other party’s right to take any action pursuant to this Sublease, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed. This Sublease may be executed in counterparts.

19. Parking; Signage. Sublessee shall have the right to use, on an unreserved basis, throughout the Term Sublessee’s Pro Rata Share of the parking spaces available to Sublessor in the parking lot serving the Master Premises. Subject to Master Lessor’s consent, Sublessee shall be entitled to its equitable share of the signage available to the Master Premises.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day first above written.

SUBLESSOR:	SUBLESSEE:

PERSEID THERAPEUTICS LLC,	MAXYGEN, INC.,
a Delaware limited liability company	a Delaware corporation,

By:	By:
Name:	Name:
Its:	Its:

Exhibit C - Page 5